Exhibit 10.1

LEASE AGREEMENT

This Lease Agreement is hereby executed by JH Realty LLC of Scottsdale, Arizona, hereinafter referred to as “Lessor” and Spheric Technology, Inc., an Arizona corporation, hereinafter referred to as “Lessee.”

Lessor hereby leases to Lessee the property located at 4708 East Van Buren Street, Phoenix, Arizona, 85008 (hereinafter “the property”) on the following terms and conditions:

1. Term. This Lease shall be for a term of three (3) years, commencing on November 15, 2004, but may be renewed by the Lessee as provided herein.

2. Rent. The total rent to be paid for the term of the lease shall be as follows:

Year 1 - $24,000.00

Year 2 - $24,000.00

Year 3 - $24,000.00

Each year’s rent shall be payable in equal monthly installments of $2,000.00. Rent is due on the fifteenth day of each month, beginning November 15, 2004 and if a payment is not made on or before the first day of the following month, there shall be a 2% late charge in addition to the monthly rental.

3. Use of Property. Lessee agrees to accept the leased premises in their “as is” condition. The parties acknowledge that the original intended use of the premises is for office and laboratory space and residential occupancy.

4. Repairs and Maintenance. Lessee agrees to maintain the leased premises and other improvements on the leased premises in as good condition as presently exist and to make all repairs promptly when needed. At termination of the Lease, the Lessee agrees to deliver the leased premises to Lessor in as good condition as presently exists, reasonable wear and tear excepted.

5. Utilities. The Lessee shall pay all electric, water utility bills, and other utility expenses for the leased premises.

6. Real Property Taxes and Assessments. Lessor shall be responsible and shall pay all taxes related to the subject property.

7. Alterations and Improvements. Lessee shall not be authorized to make alterations and improvements on the leased premises without the prior written consent of the Lessor. The Lessee shall at all times keep the leased premises free and clear of all liens and encumbrances. In the event the tenant desires to expand the size of any building or add buildings, the Lessee shall do so only upon written approval of Lessor and the renegotiation of the rental on the property and the increase in fire insurance coverage.

8. Fixtures and Equipment. Lessee is authorized to install fixtures and equipment for operation of its business, but such fixtures and equipment shall be installed in a manner which will not damage buildings or structures. All such fixtures and equipment may be removed by Lessee at the time of termination of the Lease, but Lessee agrees to repair buildings in a good and workmanlike manner where any fixtures or equipment have been removed.

9. Signs. Lessee shall be authorized to install and maintain signs and lighting effects on the exterior of the building in a good and workmanlike manner and in conformity with the law and with the regulations of all public authorities having jurisdiction.

10. Fire and Extended Coverage Insurance. The Lessee shall obtain and pay premiums for fire and casualty coverage insurance on the property, buildings and facilities of the leased property in the amount of the appraised value. The Lessor shall be named as an additional insured on said policy, and a copy of said insurance policy shall be delivered to the Lessor.

All proceeds which may be paid by reason of any casualty loss related to the premises shall be paid to Lessor except that, in the event Lessor should elect not to use such insurance proceeds to restore the premises after a fire and other casualty loss, then in such event Lessee shall be entitled to such portion of such insurance proceeds as the insurance company may determine to be allowable for damage or destruction of fixtures installed by Lessee.

11. Restoration of Damaged Improvements. If any part or all of the improvements on the leased premises should be damaged or destroyed in whole or in part by fire or other casualty, Lessee shall give prompt notice to Lessor, and Lessor shall at its expense promptly repair such damage and rebuild and restore the improvements, subject to such changes as Lessee may reasonably request. All of the proceeds of the insurance covering the premises shall be applied to such purposes. Notwithstanding the foregoing, if improvements should be damaged to such an extent that Lessor concludes that the improvements cannot be restored within 120 days after such casualty or loss or that such restoration will probably cost more than $10,000.00 in excess of the insurance proceeds, or if such casualty loss occurs within 12 months of the end of the term of the Lease, then Lessor shall have an option to refrain from making such restoration and terminate the Lease as of the date of such casualty loss. Lessee shall be entitled to a complete abatement of rent for the period during which the entire premises are rendered unsuitable for its uses. In the event only part of the improvements are rendered unsuitable for use by Lessee, the rent for the period during which such part is rendered unsuitable shall be reduced in such an amount as may be fair and reasonable, based primarily upon the ratio which the number of the square feet under roof in the damaged area bears to the total number of square feet under roof of the entire premises.

12. Comprehensive General Liability Insurance. The Lessee shall maintain general liability insurance on the premises in an amount to be determined by Lessor. Notwithstanding the general liability insurance provided by Lessor, Lessee agrees to indemnify Lessor and save it harmless of any and all claims asserted by any of its employees, officers, agents, representatives, customers or any other person or company for injuries to person or property on the lease premises regardless of whether it is claimed that such injuries resulted from a defect or dangerous condition of the premises.

13. Eminent Domain.

(a) All of Premises. If all or substantially all of the leased premises should be taken in condemnation proceedings by the city or other authority having power of eminent domain, or if all of substantially all of the leased premises should be sold to the city or other authority under threat of condemnation, this Lease shall terminate as of the date the city or other authority takes actual possession, and the rent shall be abated during the rest of the term of the Lease.

(b) Part of Premises. If part of the leased premises should be taken by condemnation by the city or other authority having power of eminent domain, or if part of the leased premises should be sold to the city or other authority under threat of condemnation, but if the property remaining can still be used by Lessee for its operations without reasonable handicap or inconvenience, this Lease shall not terminate, but Lessor shall at its sole expense restore any fences or other improvements which may have to be moved by reason of such condemnation or sale under threat of condemnation. The rent payable hereunder during the rest of the term of this Lease shall be adjusted to such extent as may be fair and reasonable under all of the circumstances.

(c) Condemnation Awards. Lessor and Lessee shall each be entitled to receive and retain the amounts which may be awarded to each of them separately.

14. Defaults. Any of the following events shall be deemed to be an event of default by Lessee under this Lease:

(a) Failure to pay the full amount of the rent when due, if such failure continues for a period of 10 days after Lessor mails written notice of such failure to Lessee.

(b) Failure to comply with any covenant or provision of this Lease, other than payment of rent, if such failure continues 30 days after Lessor mails written notice to Lessee.

(c) Insolvency of Lessee, or a transfer by Lessee in fraud of creditors, or an assignment by Lessee for the benefit of creditors.

(d) Filing by Lessee of a petition in bankruptcy court for voluntary adjudication of bankruptcy, or an adjudication of bankruptcy pursuant to an involuntary bankruptcy petition filed against Lessee.

(e) Appointment of a receiver for the leased premises on the petition of any creditor of Lessee or other person asserting a claim against Lessee, or appointment of a receiver for all or substantially all of the assets of Lessee.

(f) Deserting or vacating all or substantially all of the premises. Upon the occurrence of any of such events of default, Lessor shall have the option to pursue any one or more of the following remedies without any notice or demand except the notice required under subparagraph (b) above:

(i) Terminate this Lease, in which event Lessee shall immediately surrender the premises to Lessor, and, if Lessee fails to do so, Lessor may enter upon the premises and remove the property of Lessee.

(ii) Take possession of the leased premises and rent or lease the premises to another tenant, in which case Lessee shall be liable for any deficiency, which may be collected by Lessor monthly or from time to time, by suit or otherwise. In the event the rental paid by the replacement tenant is more than the rental under this Lease, such rent shall be retained by Lessor.

(iii) Pursue any remedy in court which may be available.

The foregoing remedies shall be cumulative and not exclusive, and Lessor may pursue any one or more of the following remedies without being held to have made an election, so long as there is no double recovery by Lessor.

15. Landlord’s Lien. In addition to the statutory landlord’s lien, Lessor shall at all times have a valid contractual lien and security interest in all goods, wares, equipment, fixtures, furniture, and other personal property of Lessee situated on the leased premises, and such lien and security interest shall continue at all times while any rent remains unpaid. Upon the occurrence of an event of default, Lessor may, in addition to any other remedies provided herein or by law, enter upon the leased premises and take possession of such goods, wares, equipment, fixtures, furniture, and other personal property of Lessee without being liable for trespass or conversion, but such property shall not be sold by Lessor without first obtaining a judgment authorizing such sale.

16. Attorneys’ Fees. If on account of any breach or default by Lessee it should become necessary for Lessor to employ an attorney to enforce or defend any of Lessor’s rights or remedies hereunder, Lessee agrees to pay reasonable attorneys’ fees incurred by Lessor in such connection.

17. Waiver of Default. Any waiver by Lessor of any default shall never be deemed to be evidence of waiver of any subsequent default.

18. Compliance with Laws. Lessee shall comply with all laws, ordinances, and regulations in use of the premises, and will at its own expense take such remedial action as may be necessary for such compliance.

19. Holding Over. If Lessee fails to surrender possession of the entire leased premises on the date of termination of this Lease, either at the time specified for expiration of the term of the Lease or at such earlier date as the Lease may be terminated pursuant to Paragraph 15 above, then in such event the monthly rent shall be increased 2% as of the date of such termination and until such time as possession is fully relinquished by Lessee.

20. Quiet Enjoyment. So long as Lessee pays the rent provided for herein and performs all covenants and other provisions of this Lease, Lessee shall have peaceful and quiet possession of the leased premises during normal business hours for any valid purpose such as inspection of the condition of the premises and showing prospective tenants the premises during the last year of the term of the Lease, but the representatives of Lessor shall not interfere with the employees of operations of Lessee. This Lease shall be subordinate to the terms and provisions of any base lease, if the property is owned by someone other than Lessor, and to any mortgage now or hereafter placed on the leased premises.

21. Notices. Any notices required hereunder and any notices which either party may choose to give to the other shall be deemed to have been given on the date such notice has been deposited in the United States mail, addressed to the other party at the following addresses:

Lessor:	4525 East Pescar Drive
Paradise Valley, AZ 85253

Lessee:	4708 East Van Buren Street
Phoenix, Arizona, 85008

22. Successors and Assigns. All of the terms, provisions, covenants and conditions of this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective successors in interest and legal representatives.

EXECUTED this 15 day of November, 2004, to be effective as of November 15, 2004.

Lessor:

JH REALTY, LLC

By:	/s/ Joseph Hines
Joseph Hines, President

Lessee:

SPHERIC TECHNOLOGY, INC., an Arizona corporation

By:	/s/ Michael Kirksey
Michael Kirksey, Vice President